UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): June 30, 2008

interCLICK, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue South Suite 908-909 New York, NY	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 712-0000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry Into a Material Definitive Agreement.

On June 30, 2008, interClick, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with David Garrity. Pursuant to the terms of the Employment Agreement, Mr. Garrity who is a member of the Company’s board of directors (the “Board”) accepted the position of Chief Financial Officer (“CFO”) of the Company.

Mr. Garrity will serve as CFO and report to the Board of the Company. Mr. Garrity will have the powers and duties customarily associated with the position of CFO.

Term

Mr. Garrity will serve as CFO until June 30, 2010, unless his employment is terminated in accordance with the terms of the Employment Agreement.

Compensation

Mr. Garrity will receive a base salary of $200,000 per annum. Mr. Garrity’s base salary will be paid in accordance with the Company’s regular payroll practices. Mr. Garrity will be eligible to receive a bonus equal to 50% of his base salary upon the achievement of the performance of certain goals set forth by the Board. The bonus will be paid 50% in cash and 50% in Company stock. The Company will reimburse Mr. Garrity for all reasonable business expenses. Mr. Garrity will be entitled to participate in any employee benefit plans and insurance programs offered by the Company. The Company agrees to pay 75% of Mr. Garrity’s premium payments for such coverage. No later than August 1, 2008, Mr. Garrity will receive 405,000 shares of the Company’s common stock which will be subject to the terms and conditions of the Company’s 2007 Incentive Stock and Award Plan (the “Plan”). Pursuant to a resolution of the Board, such options will vest equally, on a quarterly basis, over the course of a 3 year period. The exercise price for the options will be set in accordance with the Plan.

Termination

The Company may terminate Mr. Garrity’s employment in the event of death, disability, for cause (as that term is defined within the Employment Agreement) or without cause. In the event the Company terminates Mr. Garrity without cause, Mr. Garrity will be entitled to receive his base salary for a period of six months, as well as benefits coverage. In the event Mr. Garrity is terminated for cause, Mr. Garrity will receive his base salary through the date of termination.

Restrictive Covenants

Mr. Garrity agrees that during the term of his employment and for six months thereafter (the “Restrictive Period”), he will not be employed by, provide services to, or have any interest in any business that directly competes with any aspect of the Company’s business. Mr. Garrity agrees that during the Restrictive Period, he will not without the prior permission of the Company, employ or retain or cause any other person to solicit, employ or retain any person who is employed by or providing services to the Company. Mr. Garrity also agrees that during the Restrictive Period, he will not (i) solicit or accept any business that is related to the business of the Company; (ii) request or cause any of the Company’s customers to cancel or terminate any relationship they have with the Company; or (iii) request or cause any employee of the Company to breach any terms of the employee’s agreements with the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2008 Michael D. Mathews, Chief Executive Officer of the Company resigned from the position of Interim Chief Financial Officer. On June 30, 2008, the Board voted to appoint David Garrity to the position of CFO. On June 30, 2008, Mr. Garrity accepted such appointment. Mr. Garrity’s employment is subject to the terms of the Employment Agreement, as described above.

David M. Garrity, CFA, 48, was appointed to the Company’s board of directors on June 9, 2008 and hired as the Company’s CFO on June 30, 2008. Mr. Garrity was appointed CFO on June 30, 2008. From 2006 to the present, Mr. Garrity has served as Managing Director and Director of Research at Dinosaur Securities, LLC, located in New York, NY. From 2005 through 2006, Mr. Garrity served as a Managing Director and Director of Research for Hapoalim Securities USA, Inc. located in New York, NY. From 2004 to 2005, Mr. Garrity served as a Managing Director, Market Strategist and Internet/IT Services Sector Analyst for Caris & Company located in New York, NY. From 2002 to 2004 Mr. Garrity served as a Managing Director of the IT Services Sector for American Technology Research, Greenwich, CT. From 1999 to 2001, Mr. Garrity was Director and Coordinator of Global Automotive and United States B2B Software Sector Research of Dresdner Kleinwort Wasserstein located in New York, NY. From 1997 to 1998, Mr. Garrity was Executive Director and Senior Automotive Analyst of CIBC World Markets located in New York, NY. From 1994 to 1997, Mr. Garrity was a Vice President and Senior Automotive Analyst of Salomon Smith Barney located in New York, NY. Mr. Garrity received a Bachelor of Arts from the College of the Holy Cross, Worcester, MA in June 1983 and received a Master of Management from the J. L. Kellogg Graduate School of Management, Evanston, IL in June 1988.

On May 28, 2008, we engaged Dinosaur Securities LLC (“Dinosaur”), of which Mr. Garrity was a Managing Director and Director of Research, to act as placement agent for the private placement of our common stock and warrants. Pursuant to the engagement, Dinosaur received fees in the amount of $7,000 and 2,800 five-year warrants to purchase our common stock, par value $0.001 per share, at an exercise price of $2.50.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

interCLICK, INC.

Dated: July 7, 2008	By:	/s/ Michael D. Mathews
Name: Michael D. Mathews Title: Chief Executive Officer

EXHIBIT INDEX
(d) Exhibits.
Exhibit No.	Description
10.1	Employment Agreement